EXHIBIT 24b1


                               POWER OF ATTORNEY


     The undersigned, acting in the capacity stated with his name below, hereby constitutes and appoints GILBERT L. KLEMANN, II, EDWARD P. SMITH and A. ROBERT COLBY, and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacity indicated below (a) the Registration Statement on Form S-8 of the Defined Contribution Plan of American Brands, Inc. and Participating Operating Companies and (b) any and all amendments and supplements thereto:


         Signature                  Title                    Date


    Steven C. Mendenhall
   ----------------------     Chairman, Corporate       October 24, 1995
    Steven C. Mendenhall       Employee Benefits
                                   Committee